Exhibit 99.1

For more information, contact:

Peter Kuipers	Betsy Martinelli
Omnicell, Inc.	Omnicell, Inc.
(650) 251-6100	(724) 741-8341
peter.kuipers@omnicell.com	betsy.martinelli@omnicell.com
Omnicell Completes Acquisition of Pharmaceutical Strategy Group’s
Leading 340B Software-Enabled Service Business

Expands pharmacy inventory management capabilities for efficient, compliant management of 340B programs

Accelerates Omnicell’s strategic transformation to support the vision of the fully Autonomous Pharmacy, building on the recent launch of Omnicell One

Expected to be immediately accretive to non-GAAP earnings per share

Mountain View, Calif.,-- OCTOBER 1, 2020 — Omnicell, Inc. (NASDAQ:OMCL), a leading provider of medication management solutions and adherence tools for health systems and pharmacies, today announced that it has completed the previously-announced acquisition of Pharmaceutical Strategies Group’s (PSG) 340B Link business, pursuant to the terms and conditions of an Equity Purchase Agreement. The acquisition adds a comprehensive and differentiated suite of software-enabled services and solutions used by certain eligible hospitals, health systems, clinics, and entities to manage compliance and capture 340B drug cost savings on outpatient prescriptions filled through the eligible entity’s pharmacy or a contracted pharmacy partner.

The federal 340B Drug Pricing Program has provided financial assistance to hospitals serving vulnerable communities for more than 25 years. The program offers drug discounts to support eligible entities, including certain hospitals and other federally qualified health centers, that provide care for the nation’s underinsured and uninsured patients. According to a 2019 annual survey from 340B Health, a nonprofit membership organization, safety‐net hospitals that participate in the 340B program are seeing the positive results of those savings in the form of improved health outcomes for individuals in their communities who are receiving expanded and more comprehensive care.

“The importance of the 340B program continues to grow as covered entities need solutions to help manage rising healthcare costs and uncompensated care,” said Randall Lipps, chairman, president, CEO, and founder of Omnicell. “The addition of these distinct capabilities and software-enabled services to our portfolio positions Omnicell to support our health system partners in managing an increasingly complex medication management supply chain with critical capabilities to support 340B compliance and the associated eligible drug cost savings.”

Under the terms of the agreement, the purchase price was $225 million, and was subject to customary adjustments. The acquired 340B Link business recorded approximately $35 million of total revenue (unaudited) for the 12 months ended June 30, 2020. Omnicell used available cash on its balance sheet and proceeds from its recent $575 million convertible senior notes offering to finance the transaction. The transaction is expected to be immediately accretive to Omnicell’s non-GAAP earnings per share.

Details of this acquisition are included in an investor presentation found in the investor relations section of our website and can be accessed here.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the expected benefits of the acquisition of the 340B Link business, including on Omnicell’s non-GAAP earnings per share, the impact of the acquisition on Omnicell’s products and services and the capabilities of the products and services of the 340B Link business. There are a significant number of factors that could cause actual results to differ materially from statements made in this release, including: difficulties encountered in integrating the acquired business, including technologies, personnel and operations; costs related to the acquisition; market acceptance of the acquisition, and resulting products and services; Omnicell’s inability to realize value from its significant investments in its business, including product and service innovations; and general market, political, economic and business conditions, including the ongoing COVID-19 pandemic, and other industry or economic conditions outside of Omnicell’s control.

Additional information on potential factors that could affect Omnicell’s financial results is included in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is on file with the U.S. Securities and Exchange Commission and Omnicell’s other filings with the SEC. Omnicell does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Advisors

Greenhill & Co., LLC served as financial advisor and provided a fairness opinion to Omnicell, Inc., and Sidley Austin LLP served as legal counsel.

About Omnicell

Since 1992, Omnicell has been committed to transforming the pharmacy care delivery model to dramatically improve outcomes and lower costs. Through the vision of the Autonomous Pharmacy, a combination of automation, intelligence, and technology-enabled services, powered by a cloud data platform, Omnicell supports more efficient ways to manage medications across all care settings. Over 6,000 facilities worldwide use Omnicell automation and analytics solutions to help increase operational efficiency, reduce medication errors, deliver actionable intelligence, and improve patient safety. More than 40,000 institutional and retail pharmacies across North America and the United Kingdom leverage Omnicell's innovative medication adherence and population health solutions to improve patient engagement and adherence to prescriptions, helping to reduce costly hospital readmissions. To learn more, visit www.omnicell.com.